COLONY CAPITAL ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

Los Angeles, CA, February 26, 2016 – Colony Capital, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2015 and declared a dividend of $0.40 per share of Class A and Class B common stock for the first quarter of 2016.

Fourth Quarter 2015 Highlights

•	Core funds from operations (“Core FFO”) of $76.7 million, or $0.57 per basic share; Funds from operations (“FFO”) of $54.3 million, or $0.41 per basic share.

•	Declared and paid a fourth quarter dividend of $0.40 per share of Class A and Class B common stock.

•
The Company and funds managed by the Company invested and agreed to invest approximately $1.2 billion across the U.S. and Europe through real estate equity investments, originations and loan acquisitions. The Company invested and agreed to invest $307 million and funds managed by the Company invested and agreed to invest $925 million.

•
Held a closing for a Company-sponsored credit fund (the “Global Credit Fund”) with total callable capital commitments of $688 million, inclusive of a 20% capital commitment by certain subsidiaries of the Company.

•
Subsequent to quarter end, Colony American Homes (“CAH”), which was approximately 23.3% owned by the Company, and Starwood Waypoint Residential Trust (“SWAY”) completed their merger and the internalization of SWAY’s manager, forming Colony Starwood Homes (NYSE: SFR) with more than 30,000 homes and total asset value of approximately $7.7 billion. As a result of the merger, the Company received approximately 15.1 million shares, or 13.8%, of SFR. The merger transaction excluded CAH’s Colony American Finance (“CAF”) business unit.

•
Subsequent to quarter end, the Company and funds managed by the Company invested and agreed to invest approximately $172 million across the U.S. and Europe through real estate equity investments and an origination, and sold a $75 million A-note related to a first mortgage loan acquired at a discount in the fourth quarter from a European financial institution. The Company invested and agreed to invest $109 million and funds managed by the Company invested and agreed to invest $63 million.

Fourth Quarter 2015 Financial Results
For the fourth quarter of 2015, the Company reported total income of $241.5 million and net income attributable to common stockholders of $18.7 million, or $0.17 per basic share. Core FFO was $76.7 million, or $0.57 per basic share, and FFO was $54.3 million, or $0.41 per basic share. For more information and a reconciliation of net income attributable to common stockholders to FFO and Core FFO, please refer to the descriptions and tables at the end of this press release.

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
(In thousands, except per share data)	Amount	Per Basic Share or Unit	Amount	Per Basic Share or Unit
Core FFO attributable to common interests in Operating Company	$76,698	$0.57	$48,439	$0.44
FFO attributable to common interests in Operating Company	54,272	0.41	28,850	0.26
Net income attributable to common interests in Operating Company	22,340	0.17	17,844	0.16
Net income attributable to common stockholders	18,745	0.17	17,844	0.16

Full Year 2015 Operating Results
For the full year 2015, the Company reported total income of $842.0 million and net income attributable to common stockholders of $107.4 million, or $0.96 per basic share. Core FFO was $260.4 million, or $2.03 per basic share, and FFO was $239.3 million, or $1.87 per basic share.

“We had a strong finish to another outstanding year of performance,” said Richard Saltzman, the Company’s President and Chief Executive Officer. “As a transformed internally managed global real estate and investment company renamed Colony Capital Inc., we are very pleased with our new baseline annual results. Our financial picture is sound including modest leverage at approximately 1:1 overall, limited near term debt maturities, and solid earnings coverage of our dividend. Furthermore, the global environment remains ever more conducive to the types of investments we find the most attractive from a risk/reward standpoint.”

Fourth Quarter 2015 Operating Results and Investment Activity by Segment

The Company holds investment interests in five reportable segments: Colony Light Industrial Platform (“CLIP”), Single Family Residential Rental, Other Real Estate Equity, Real Estate Debt and Investment Management.

Equity: Colony Light Industrial Platform
The Company’s investment in CLIP represents a 62% interest in a portfolio of light industrial properties and 100% interest in the related operating platform. CLIP primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets targeting superior risk-adjusted returns. Light industrial properties are typically defined as buildings of less than 250,000 square feet and an office buildout of less than 20%. As of December 31, 2015, CLIP’s portfolio consisted of 325 primarily light industrial assets totaling 34.7 million square feet across 16 major U.S. markets and was 93% leased.

During the fourth quarter, CLIP acquired nine light industrial buildings totaling 1.1 million square feet for $97 million and disposed of two non-core buildings totaling 154,000 square feet for $3.4 million. As of December 31, 2015, the Operating Company’s (“OP”) share of total assets and equity in this segment were $1.2 billion and $495 million, respectively. The OP’s share of Core FFO for the quarter was $15.1 million.

Subsequent to the end of the quarter, CLIP acquired two light industrial buildings totaling 201,000 square feet for $17.6 million and disposed of one building totaling 69,000 square feet for $1.7 million. CLIP currently has $163 million of uncalled capital commitments of which $61 million is from third-parties and the balance is from the Company. CLIP also has $39 million undrawn on its acquisition credit facility to pursue additional acquisitions.

Equity: Single-Family Residential Rentals
As of December 31, 2015, the Company’s investment in single-family residential rental homes represented a 23.3% interest in CAH which was reported under the equity method. CAH owned and managed approximately 19,000 homes in eleven states with overall portfolio occupancy of 95%, up from 94% occupancy as of September 30, 2015. During the fourth quarter, average rent growth on lease renewals was 5.7% while the retention rate of tenants with expiring leases was 76.8%.

CAH maintained its regular-way dividend for the fourth quarter of 2015 at $12.1 million, of which the Company’s share was $2.8 million, representing an approximate annualized dividend yield of 2.4% on the Company’s cost basis adjusted for the July 2015 special dividend. As of December 31, 2015, the Company’s 23.3% interest in CAH had a carrying value of $395 million, including the Company’s $57 million share of CAF’s book value. The OP’s share of Core FFO for the quarter was $6.0 million.

On January 5, 2016, CAH and SWAY completed their merger and the internalization of SWAY’s manager, forming Colony Starwood Homes with total asset value of approximately $7.7 billion. The merger created a premier single-family rental REIT consisting of more than 30,000 homes with substantial scale and strategic market density. SFR expects to achieve $50 million of annual run-rate synergies. In connection with the merger, 64.9 million common shares of SFR, representing approximately 59% of the combined company were issued to former CAH investors. The Company received 15.1 million shares of SFR, or 13.8% of the combined company.

The Company continues to focus on the growth and development of CAF which lends to other owners of single family homes for rent and was excluded from the merger between CAH and SWAY. CAF has raised $113 million of private equity with associated management fees and carried interest that inures to the benefit of CAH shareholders. CAF has cumulatively closed approximately $1.4 billion of loans as of January 31, 2016 and closed on its first securitization in the fourth quarter of 2015 involving 69 loans totaling $252 million of UPB by selling $224 million of matched-term, non-recourse senior bonds with a weighted average coupon of 3.5%. CAF’s retained interests yield a blended rate of approximately 20% before fees and expenses.

Equity: Other Real Estate Equity Investments
The Company’s investment in other real estate equity includes triple net lease investments, real estate acquired in settlement of loans, common equity in real estate or related companies, and certain preferred equity investments with profit participation meeting certain risk and return profiles. Since the completion of the combination transaction with Colony Capital, LLC in April 2015, most of the investment activity in this segment is focused on buying assets that will be contributed to various Company-sponsored funds and vehicles. During the fourth quarter, the Company and the Global Credit Fund invested $463 million, including $20 million of transaction expenses, in a real estate owned (REO) portfolio of retail, office and industrial assets in the U.K and the Company’s 20% share, including transaction costs, is $93 million. The Company and the Global Credit Fund obtained a $241 million non-recourse GBP denominated loan to finance its investment. As of December 31, 2015, the OP’s share of total assets and equity in this segment were $1.2 billion and $591 million, respectively. The OP’s share of Core FFO for the quarter was $15.7 million.

Subsequent to quarter end, the Company and funds managed by the Company invested and agreed to invest $126 million in four real estate equity transactions of which the Company’s share is $69 million.

Real Estate Debt
The Company’s investment in real estate debt includes originations and acquisitions of senior loans and subordinated debt including preferred equity meeting certain risk and fixed return parameters. During the fourth quarter, the Company and the Global Credit Fund invested $118 million in a discounted U.S first mortgage loan acquisition from a European financial institution and the Company’s 20% share is $24 million. Separately, the Company invested and committed to invest (i) $123 million in four first mortgage loan originations, which the Company intends to finance resulting in levered interests expected to yield in excess of 12% on a blended basis and (ii) $7 million in a discounted loan acquisition in Europe. As of December 31, 2015, the OP’s share of total assets and equity in this segment were $3.2 billion and $2.0 billion, respectively. The OP’s share of Core FFO for the quarter was $69.8 million.

Subsequent to quarter end, the Company invested and agreed invest $29 million in a loan origination and, on behalf of the Company and funds managed by the Company, sold a $75 million A-note related to the first mortgage loan acquired at a discount in the fourth quarter.

Real Estate Investment Management
The Company’s real estate investment management segment includes the business and operations of managing Company-sponsored funds and other investment vehicles for third-party investors. During the fourth quarter, the Company invested $925 million on behalf of funds managed by the Company. As of December 31, 2015, the Company had $18.8 billion of AUM and $9.3 billion of FEEUM compared to $18.4 billion of AUM and $8.9 billion of FEEUM as of September 30, 2015. AUM and FEEUM increased as a result of raising callable capital commitments which was in excess of reductions to AUM and FEEUM from realizations of other managed investments. As of December 31, 2015, the OP’s share of total assets and equity in this segment was $798 million and $753 million, respectively. The OP’s share of Core FFO for the quarter was $11.6 million.

Common and Preferred Stock Dividends
On February 25, 2016, the Company’s Board of Directors declared (i) an dividend of $0.40 per share of Class A and Class B common stock for the first quarter of 2016, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2016, (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2016, and (iv) a cash dividend of $0.4453 per share on the Company’s 7.125% Series C Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2016. All dividends will be paid on April 15, 2016 to respective stockholders of record on March 31, 2016.

On November 4, 2015, the Company’s Board of Directors declared (i) an increased dividend of $0.40 per share of Class A and Class B common stock for the fourth quarter of 2015, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ended January 15, 2016, (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ended January 15, 2016, and (iv) a cash dividend of $0.4453 per share on the Company’s 7.125% Series C Cumulative Perpetual Preferred Stock for the quarterly period ended January 15, 2016. All dividends were paid on January 15, 2016 to respective stockholders of record on December 31, 2015.

Common Shares and Operating Company Units
As of February 25, 2016, the Company had 113.1 million Class A and B common shares outstanding and the OP had 134.9 million common OP units outstanding.

Non-GAAP Financial Measures
The Company presents non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found at the end of this press release.
Conference Call
Colony Capital, Inc. will conduct a conference call to discuss the results on Friday, February 26, 2016, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 13628552. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live call, a replay will be available beginning February 26, 2016 at 10:00 a.m. PT / 1:00 p.m. ET, through March 4, 2016, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 13628552. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at www.colonyinc.com. A webcast of the call will be available for 90 days on the Company’s website.
About Colony Capital, Inc.
Colony Capital, Inc. is a leading global real estate and investment management firm headquartered in Los Angeles, California with 14 offices in 10 countries and more than 300 employees. Prior to its combination with Colony Financial, Inc. in 2015, Colony Capital, LLC sponsored $24 billion of equity across a variety of distinct funds and investment vehicles that collectively invested over $60 billion of total capital. The Company targets attractive risk-adjusted investment returns and its portfolio is primarily composed of: (i) real estate equity; (ii) real estate and real estate-related debt; and (iii) investment management of Company-sponsored private equity funds and vehicles. The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement.
All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 11, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 10, 2015, as amended by Amendment No.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 14, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 9, 2015, and other risks described in documents subsequently filed by the Company from time to time in the future with the SEC.

Investor Contact:

Colony Capital, Inc.
Darren Tangen
Executive Director and Chief Financial Officer
310-552-7230
or
Addo Communications, Inc.
Lasse Glassen, 310-829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2015	2014
ASSETS
Cash	$185,854	$141,936
Loans receivable, net
Held for investment	4,048,477	2,131,134
Held for sale	75,002	—
Real estate assets, net
Held for investment	3,132,218	1,643,997
Held for sale	297,887	—
Investments in unconsolidated joint ventures	924,465	1,646,977
Goodwill	678,267	20,000
Deferred leasing costs and intangible assets, net	325,513	106,060
Due from affiliates	11,713	—
Other assets	359,914	135,345
Total assets	$10,039,310	$5,825,449
LIABILITIES AND EQUITY
Liabilities:
Accrued and other liabilities	$325,589	$128,119
Due to affiliates—contingent consideration	52,990	—
Due to affiliates—other	—	12,236
Dividends and distributions payable	65,688	47,537
Debt, net	3,587,724	2,112,354
Convertible senior notes, net	591,079	589,410
Total liabilities	4,623,070	2,889,656
Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock	250	135
Common stock	1,123	1,096
Additional paid-in capital	2,995,243	2,512,743
Distributions in excess of earnings	(131,278)	(68,003)
Accumulated other comprehensive loss	(18,422)	(28,491)
Total stockholders’ equity	2,846,916	2,417,480
Noncontrolling interests in investment entities	2,138,925	518,313
Noncontrolling interests in Operating Company	430,399	—
Total equity	5,416,240	2,935,793
Total liabilities and equity	$10,039,310	$5,825,449

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)
Income
Interest income	$127,629	$54,447	$417,305	$204,361
Property operating income	86,413	10,143	299,871	20,962
Equity in income of unconsolidated joint ventures	3,421	20,813	47,605	73,829
Fee income	20,745	—	65,813	—
Other income	3,274	194	11,382	1,497
Total income	241,482	85,597	841,976	300,649
Expenses
Management fees	—	11,766	15,062	43,133
Investment and servicing expenses	7,986	1,682	23,369	5,811
Transaction costs	20,736	13,654	38,888	21,096
Interest expense	37,550	16,285	133,094	48,365
Property operating expenses	32,182	2,820	117,713	5,563
Depreciation and amortization	39,368	5,080	140,977	9,177
Provision for loan losses	6,538	—	37,475	—
Impairment loss	10,425	—	11,192	—
Compensation expense	29,513	984	84,506	2,468
Administrative expenses	11,507	2,573	38,238	8,940
Total expenses	195,805	54,844	640,514	144,553
Gain on sale of real estate assets, net	2,490	—	8,962	—
Gain on remeasurement of consolidated investment entities, net	—	—	41,486	—
Other gain (loss), net	3,112	(22)	(5,170)	1,216
Income before income taxes	51,279	30,731	246,740	157,312
Income tax benefit	6,697	181	9,296	2,399
Net income	57,976	30,912	256,036	159,711
Net income attributable to noncontrolling interests:
Investment entities	23,543	6,096	86,123	36,562
Operating Company	3,595	—	19,933	—
Net income attributable to Colony Capital, Inc.	30,838	24,816	149,980	123,149
Preferred dividends	12,093	6,972	42,569	24,870
Net income attributable to common stockholders	$18,745	$17,844	$107,411	$98,279
Net income per common share:
Basic	$0.17	$0.16	$0.96	$1.01
Diluted	$0.17	$0.16	$0.96	$1.01
Weighted average number of common shares outstanding:
Basic	111,444	108,944	110,931	96,694
Diluted	111,444	108,944	110,931	96,699

COLONY CAPITAL, INC.
RECONCILIATION OF NET INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
We calculate funds from operations ("FFO") in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.
We compute core funds from operations ("Core FFO") by adjusting FFO for the following items, including our share of these items recognized by our unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) stock compensation expense; (iii) effects of straight-line rent revenue and straight-line rent expense on ground leases; (iv) amortization of acquired above- and below-market lease values; (v) amortization of deferred financing costs and debt premiums and discounts; (vi) unrealized fair value gains or losses on derivative instruments and on foreign currency remeasurements; (vii) acquisition-related expenses, merger and integration costs; (viii) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (ix) deferred tax benefit related to amortization and impairment of investment management contracts and customer relationships; (x) gain on remeasurement of consolidated investment entities, net of deferred tax liability, and the effect of amortization thereof; (xi) non-real estate depreciation and amortization; and (xii) change in fair value of contingent consideration.
FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. Our calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

Funds from Operations and Core Funds from Operations

	Three Months Ended December 31,		Year Ended December 31, 2015
(In thousands, except per share data)	2015	2014
Net income attributable to common stockholders	$18,745	$17,844	$107,411
Adjustments for FFO attributable to common interests in Operating Company:
Net income attributable to noncontrolling common interests in Operating Company	3,595	—	19,933
Real estate depreciation and amortization	40,700	12,492	153,824
Impairment of real estate	8,790	604	10,857
Gain on sales of real estate	(2,673)	(536)	(9,024)
Less: Adjustments attributable to noncontrolling interests in investment entities	(14,885)	(1,554)	(43,745)
FFO attributable to common interests in Operating Company and common stockholders	$54,272	$28,850	$239,256
Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gain on sales of real estate, net of depreciation, amortization and impairment previously adjusted for FFO	1,866	(165)	6,253
Noncash equity compensation expense	2,468	2,709	13,714
Straight-line rent revenue	(3,293)	(396)	(12,539)
Gain on change in fair value of contingent consideration	(750)	—	(16,510)
Amortization of acquired above- and below-market lease intangibles, net	177	(1,050)	1,516
Amortization of deferred financing costs and debt premiums and discounts	6,865	3,795	26,614
Unrealized (gain) loss on derivatives	(3,748)	2,037	(2,675)
Acquisition-related expenses	22,930	15,520	41,747
Amortization and impairment of investment management intangibles	9,367	—	20,595
Deferred tax benefit effect on amortization of investment management intangibles	(3,513)	—	(7,952)
Non-real estate depreciation and amortization	1,206	—	3,328
Gain on remeasurement of consolidated investment entities, net of deferred tax liability	—	—	(38,028)
Amortization of gain on remeasurement of consolidated investment entities, net	29,573	—	49,244
Less: Adjustments attributable to noncontrolling interests in investment entities	(40,722)	(2,861)	(64,118)
Core FFO attributable to common interests in Operating Company and common stockholders	$76,698	$48,439	$260,445

FFO per common share / common OP Unit (1)	$0.41	$0.26	$1.87
FFO per common share / common OP Unit—Diluted (1)(2)	$0.39	$0.26	$1.75
Core FFO per common share / common OP Unit (1)	$0.57	$0.44	$2.03
Core FFO per common share / common OP Unit—Diluted (1)(2)	$0.53	$0.41	$1.88
Weighted average number of common Units outstanding used for FFO and Core FFO per common share and OP Unit (1)	133,993	109,634	127,988
Weighted average number of common Units outstanding used for FFO per common share and OP Unit—Diluted (1)(2)	158,687	125,852	152,871
Weighted average number of common Units outstanding used for Core FFO per common share and OP Unit—Diluted (1)(2)	158,687	134,387	152,871
__________

(1)	Calculated based on weighted average shares outstanding including participating securities (nonvested shares) and assuming the exchange of all common OP units outstanding for common shares.

(2)
For the three months ended December 31, 2015, included in the calculation of diluted FFO and Core FFO per share is the effect of adding back $6.8 million of interest expense and 24,694,800 weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes.

For the three months ended December 31, 2014, included in the calculation of diluted FFO and Core FFO per share is the effect of adding back $4.2 million and $6.8 million, respectively, of interest expense and 16,218,400 and 24,753,100 weighted average dilutive common share equivalents, respectively, for the assumed conversion of the convertible senior notes. For the three months ended December 31, 2014, also included in the calculation of diluted Core FFO per share is the effect of adding back $25,000 of interest expense and 58,300 weighted average dilutive common share equivalents for the assumed repayment of the $10 million unsecured note issued to Cobalt Capital Management, L.P. in shares of the Company's common stock.
For the year ended December 31, 2015, included in the calculation of diluted FFO and Core FFO per share is the effect of adding back $27.3 million of interest expense and 24,694,800 weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. For the year ended December 31, 2015, also included in the calculation of diluted FFO and Core FFO per share is the effect of adding back $280,000 of interest expense and 187,800 weighted average dilutive common share equivalents for the assumed repayment of the $10 million unsecured note issued to Cobalt Capital Management, L.P. in shares of the Company's common stock.
The effect of the assumed conversion and repayment for the stated periods was antidilutive to net income per common share but dilutive to FFO and/or Core FFO per common share.

Core Funds from Operations—Revised Prior Periods
During the quarter ended December 31, 2015, we revised our definition of Core FFO to adjust for the deferred tax benefit related to amortization and impairment of investment management contracts and customer relationships. Such deferred benefit tax effect for the three months ended June 30, 2015 and September 30, 2015 were $2,248,000 and $2,192,000, respectively. Core FFO for the three months ended June 30, 2015 and September 30, 2015 using the revised definition are provided for comparability.

	Three Months Ended June 30, 2015			Three Months Ended September 30, 2015
(In thousands, except per share data)	As Previously Reported		Revised	As Previously Reported	Revised
Core FFO attributable to common interests in Operating Company and common stockholders	$61,657		$59,409	$72,968	$70,776
Core FFO per common share / common OP Unit—Basic	$0.46		$0.45	$0.54	$0.53
Core FFO per common share / common OP Unit—Diluted	$0.43	(1)	$0.42	$0.50	$0.49
__________

(1)
Diluted Core FFO per common share / common OP Unit for the three months ended June 30, 2015 was not previously reported and is calculated using 158,446,800 weighted average dilutive common share equivalents which represent the assumed dilutive effect of the convertible senior notes and assumed repayment of the $10 million unsecured note issued to Cobalt Capital Management, L.P. in shares of the Company's common stock.

COLONY CAPITAL, INC.
DEFINITIONS
(Unaudited)

Fee-Earning Equity Under Management (“FEEUM”) refers to the equity for which the Company provides investment management services and from which it derives management fees and/or performance allocations. FEEUM is presented as of December 31, 2015, and includes $0.8 billion of uncalled limited partner capital commitments which will not bear fees until such capital is called at the Company’s discretion. The Company's calculations of FEEUM may differ from the calculations of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.

Assets Under Management (“AUM”) refers to the assets for which the Company provides investment management services and includes assets for which it may or may not charge management fees and/or performance allocations. AUM is presented as of December 31, 2015 and equals the sum of: a) the gross fair value of investments held directly by the Company or managed by the Company on behalf of its private funds, co-investments, or other investment vehicles; b) leverage, inclusive of debt held by investments and deferred purchases prices; c) uncalled limited partner capital commitments which the Company is entitled to call from investors during the given commitment period at its discretion pursuant to the terms of their respective funds; and d) with respect to majority-owned and substantially controlled investments the Company consolidates gross assets attributable to third-party investors. The Company's calculations of AUM may differ from the calculations of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.